Exhibit 10.40

BOSTON LIFE SCIENCES, INC.

Restructuring Agreement

This Restructuring Agreement (this “Agreement”) is dated as of February 4, 2005, by and among Boston Life Sciences, Inc., a Delaware corporation (the “Company”) and the holders of outstanding Series E Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series E Preferred Stock”) of the Company set forth on the signature pages hereto (each a “Series E Holder” and collectively the “Series E Holders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof there are outstanding: (i) 561.3 shares of Series E Preferred Stock, and (ii) warrants to purchase 2,880,000 shares of common stock, $0.01 par value per share (the “Common Stock”) of the Company initially issued in December 2003 (collectively, the “Common Stock Warrants”), 2,020,680 of such Common Stock Warrants being held by the holders of Series E Preferred Stock (the “Series E Warrants”) (the shares of Common Stock underlying the outstanding shares of Series E Preferred Stock and the shares of Common Stock issuable upon exercise of the Series E Warrants referred to collectively herein as the “Shares”); and

WHEREAS, the Series E Holders agree to convert their shares of Series E Preferred Stock into Common Stock pursuant to the terms and conditions more fully set forth in this Agreement and in consideration therefor the Company has agreed to, among other things, reduce the exercise price of the Series E Warrants to $0.01 per share.

NOW, THEREFORE, in consideration of the conditions and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and the Series E Holders agree as follows:

1. Election to Convert. Subject to the terms and conditions hereof and the approval of (i) any one or more of Proposal No. 1, Proposal No. 2 or Proposal No. 3, and (ii) Proposals No. 4 and No. 5 at the Special Meeting of Shareholders to be held on or about February 1, 2005 (the “Special Meeting”), the undersigned holder of the Series E Preferred Stock, hereby agrees, and hereby elects, to convert its outstanding shares of Series E Preferred Stock into shares of the Company’s Company Stock at the current conversion price of $1.2464.

2. Dividend. Within three (3) business day following the conversion of the shares of Series E Preferred Stock discussed in Section 1 above, the Company shall pay to each of the Series E Holders a cash payment of $564.44 for each share of Series E Preferred Stock converted, which represents the dividend payment that would be due to the holders of Series E Preferred Stock for the twelve-month period following the dividend payment made to the holders of Series E Preferred Stock on October 31, 2004.

3. Adjustment to Series E Warrants. Subject to the terms and conditions hereof, and upon receipt of requisite stockholder approval in accordance with applicable Nasdaq regulations at the Special Meeting, the Company agrees to reduce the exercise price of the Series E Warrants from $1.5421 per Share to $0.01 per Share.

4. Right of Participation. In connection with each private placement of equity securities (“New Securities”) effected by the Company after the date of this agreement pursuant to an exemption from registration under the Securities Act of 1933, as amended, up to an aggregate amount of $16.9 million (each a “Private Placement” and collectively the “Private Placements”), the Company shall give each of the Series E Holders written notice (the “Rights Notice”) of each applicable Private Placement describing the New Securities, the price, the general terms upon which the Company proposes to issue such New Securities, and the number of New Securities that such Series E Holder has the right to purchase in each Private Placement under this Section 4. Each such Series E Holder shall have five (5) calendar days from delivery of the Rights Notice to agree to purchase all or any part of its pro rata share (as defined below) of such New Securities to be issued in the applicable Private Placement by giving written notice to the Company setting forth the quantity of New Securities to be purchased. A failure to provide the Company with written notice setting forth the quantity of New Securities to be purchased by any such Series E Holder in accordance with this Section 4 shall be deemed to be a waiver by such Series E Holder of its right to purchase any portion of its pro rata portion of such New Securities in the applicable Private Placement. For purposes of this Section 4, each Series E Holder’s “pro rata share” of New Securities to be issued in each Private Placement shall be (i) a fraction, the numerator of which shall be the number of shares of Series E Preferred Stock held by such Series E Holder as of the date hereof, and the denominator of which shall be 561.3, times (ii) one third of the aggregate dollar amount of the New Securities to be issued in the applicable Private Placement. For purposes of clarification, once the Series E Holders have collectively been offered the right to purchase 33 1/3% of New Securities issued by the Company after the date hereof aggregating up to $16.9 million, the right of participation set forth in this Section 4 shall be of no further force or effect.

5. Automatic Conversion. Subject to approval of an amendment to the Certificate of Designations, Rights and Preferences of the Series E Preferred Stock at the Special Meeting permitting the mandatory conversion of the then outstanding Series E Preferred Stock by less than unanimous consent, each of the Series E Holders hereby elects such mandatory conversion without any further act or documentation required by such Series E Holder.

6. Lock-up Agreements. Subject to the terms and conditions hereof, each Series E Holder agrees (i) for a period of six (6) months (the “Initial Lock-Up Period”) from the date the exercise price of the Series E Warrants are adjusted from $1.5421 per Share to $0.01 per Share (as discussed in Section 3 above), not to offer, sell, contract to sell or otherwise dispose of the Shares issuable to such holder upon exercise of such holder’s Series E Warrants, and (ii) for a period of six (6) months following the Initial Lock-Up Period, each holder may sell up to 16.67% of the Shares issuable to such holder upon exercise of such holder’s Series E Warrants in any thirty-day period. Each Series E Holder agrees to execute a lock-up agreement as further evidence of the foregoing.

7. Representations and Warranties of the Series E Holders. Each Series E Holder hereby represents and warrants to the Company as follows:

7.1 Enforceability. Subject to the consent of no less than holders of seventy-five (75%) percent of the currently outstanding shares of Series E Preferred Stock acting independently and not as a group, this Agreement and any and all agreements to be executed by the Series E Holder pursuant to this Agreement and the transactions contemplated hereby, when executed and delivered by the Series E Holder, will constitute the valid, binding and enforceable obligation of the Series E Holder.

7.2 Authorization; No Contravention. The execution, delivery and performance of the obligations of each Series E Holder hereunder (a) have been duly authorized by all necessary action of the Series E Holder, (b) do not violate, conflict with or result in any breach or contravention of, or the creation of any lien under, any material contractual obligation of the Series E Holder or any requirement of law applicable to the Series E Holder, and (c) do not violate any orders of any governmental authority against, or binding upon, the Series E Holder.

7.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any governmental authority or any other person, and no lapse of a waiting period under any requirement of law, is necessary or required in connection with the execution by, delivery or performance by, or enforcement against, the Series E Holder of this Agreement and each of the other documents to which it is a party or the transactions contemplated hereby and thereby.

7.4 Ownership. Each Series E Holder is the lawful record owner of the shares of Series E Preferred Stock and/or Series E Warrants held by such Series E Holder subject to this Agreement, and of all rights thereto, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, except as contemplated hereby.

7.5 Acknowledgements.

(a) The Series E Holder is fully aware of the Company’s business, operations and financial condition and has received or have had full access to all of the information, including the Company’s financial statements, it considers necessary or appropriate to make an informed decision with respect to the conversion of its shares of Series E Preferred Stock and the execution of the lock-up agreement discussed in Section 6 above.

(b) The Series E Holder has had the opportunity to ask questions of and receive answers from the Company and its executive officers and financial and legal advisors concerning the Company and it has been furnished with all documents and other information about the Company which it has requested. The Series E Holder believes that it has been fully apprised of all facts and circumstances necessary to permit it to make an informed decision relating to its conversion of shares of Series E Preferred Stock, that it has sufficient knowledge and experience in business and financial matters, is capable of evaluating the merits and risks of the transactions contemplated hereby and has the capacity to protect its own interest in connection with the transactions contemplated hereby.

(c) The Series E Holder acknowledges and agrees that the Company may in the future consummate, among other things, (i) a public offering or private placement of its capital stock, (ii) a merger, consolidation or acquisition of the Company into, with or by another entity, (iii) a sale of the Company’s assets or (iv) a strategic alliance, collaboration or other business arrangement. The Series E Holder acknowledges that, as a result of the conversion of the Series E Preferred Stock into shares of the Company’s Common Stock as contemplated by this Agreement, upon consummation of any one or more of the transactions discussed above, such Series E Holder will not be entitled to the rights and preferences of the Series E Preferred Stock.

8. Miscellaneous.

8.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in a competent court in the State of Delaware, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

8.2 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned by a Series E Holder without the prior consent in writing of the Company.

8.3 Entire Agreement. This Agreement and all exhibits hereto, contain the entire understanding of the parties hereto, shall be binding on the parties hereto, their parents, subsidiaries, affiliates, heirs, executors, administrators and assigns. It is the only agreement between the parties with respect to the subject matter hereof and shall not be modified or varied by oral understandings. Any term of this Agreement may be amended and the observance of any term hereof may be waived only with the written consent of the Company.

8.4 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to a Series E Holder:	To the address or number set forth on the signature page hereto

if to the Company:	Boston Life Sciences, Inc.
20 Newbury Street, 5th Floor
Boston, MA 02116
Facsimile: (617) 425-0996
Attn: Chief Financial Officer

with a copy to:

Philip Rossetti, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Facsimile: (617) 526-5000

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 8.4 shall be effective (a) if mailed, five (5) business days after mailing, (b) if sent by messenger, one (1) business day after delivery, and (c) if sent via telecopier, one (1) business day after transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the second business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

8.5 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

8.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

*****

IN WITNESS WHEREOF, the parties have executed this Agreement to Convert as of the date first herein above set forth.

BOSTON LIFE SCIENCES, INC.

By:
Name:
Title:

HOLDER OF SERIES E PREFERRED STOCK:

By:
Name:
Title:
Address:

Facsimile: